April 30, 2012

Marie Chandoha,

President and Chief Executive Officer,

Schwab Annuity Portfolios

211 Main Street

San Francisco, CA 94105

Re: Schwab Annuity Portfolios

Dear Ms. Chandoha:

This letter will confirm our agreement to limit net operating expenses of the following portfolios, as noted in the table below and described in the portfolios’ registration statement filed with the Securities and Exchange Commission.

Portfolio	Net Operating Expense Limit	Guaranteed Limit
Schwab Money Market Portfolio	50 bp expires	4/29/2014
Schwab MarketTrack Growth Portfolio II	50 bp expires	4/29/2014
Schwab S&P 500 Portfolio	28 bp expires	4/29/2014

Sincerely,

/s/ George Pereira	/s/ John Sturiale
George Pereira, Senior Vice President and Chief Financial Officer, Charles Schwab Investment Management, Inc.	John Sturiale, Vice President-Product Management -Schwab Investment Management

CC:	Rodney DeWalt

Charlotte Lay

Varinia Siefker

Jen Norman

James Pierce

Zuogang Gao

Mini Jande

James Panganiban

James Giblin

Galina Gelfer

Acknowledged by:

/s/ Marie Chandoha

Marie Chandoha,

Executive Vice President, Investment Management Services